EXHIBIT 99.5

January      , 2003

To:	All Employee Stock Ownership Plan and CoVest Banc Profit Sharing and Savings Plan Participants

Re:	Special Meeting of Stockholders to be held on , 2003

Dear Participants:

     As you know, CoVest Bancshares, Inc. (the “Company”) maintains the Employee Stock Ownership Plan (the “ESOP”) for employees of the Company and CoVest Banc, National Association (the “Bank”), and the Bank Profit Sharing and Savings Plan (the “Profit Sharing Plan”) which includes an investment alternative to purchase the stock of the Company for your Profit Sharing Plan accounts (the “Stock Accounts”). The ESOP and the Profit Sharing Plan Stock Accounts hold shares of the Company’s common stock for the benefit of participants in those plans. These shares are held by trustees — James L. Roberts, Paul A. Larsen and Barbara A. Buscemi for the ESOP and Glenview State Bank for the Profit Sharing Plan — (in each case, the “Trustee”). Shares purchased by the ESOP are being held by the Trustee to be given to ESOP participants over a period of years. Shares that you have purchased for your Profit Sharing Plan Stock Accounts are being held by the Trustee for your benefit. Both the ESOP and the Profit Sharing Plan allow participants in each respective plan (including former participants and beneficiaries) to have certain voting rights at the Company’s stockholder meetings.

     In connection with the Special Meeting of Stockholders of the Company, to be held on __________________________, 2003, enclosed are the following documents:

     1.     Confidential Voting Instruction card for the ESOP (blue card) with return envelope;

     2.     Confidential Voting Instruction card for the Profit Sharing Plan (yellow card) with return envelope;

     3.     Registration Statement and Proxy Statement for the Special Meeting, dated _______________________, 2003, including a Notice of the Special Meeting of Stockholders; and

     4.     2002 Annual Report to Stockholders.

     As a participant in the ESOP and/or the Profit Sharing Plan, you have the right to direct the respective Trustee how to vote the shares held for your account by the ESOP and/or shares in your Profit Sharing Plan Stock Account as of December 26, 2002, the record date for the Special Meeting (the “Record Date”), on the proposals to be voted by the Company’s stockholders.

     At the Special Meeting, stockholders will be asked to consider and vote on a proposal to approve and adopt the principal terms of the merger of the Company with and into Midwest Banc Holdings, Inc., contained in the Agreement and Plan of Reorganization, dated as of November 1, 2002, by and between Midwest and the Company, as described in the proxy statement/prospectus that accompanies this notice. The Board of Directors of the Company recommends a vote “FOR” the approval and adoption of the merger.

PROPOSAL

     ESOP Participants

     Each ESOP participant has the right to specify how the Trustee, as Trustee for the ESOP, should vote the shares in his or her ESOP account as of the Record Date. In general, the Trustee will vote the shares in your ESOP account by casting votes on the proposal as you specify on the blue Confidential Voting Instruction card accompanying this letter. The number of shares in your ESOP account as of the Record Date are shown on the enclosed blue Confidential Voting Instruction card.

     The Trustee’s fiduciary duties require it to vote any shares for which it receives no voting instructions, as well as any shares not yet given to ESOP participants, in a manner determined to be prudent and solely in the interest of the participants and beneficiaries. If you do not direct the Trustee how to vote the shares in your ESOP account, the Trustee will, to the extent consistent with its fiduciary duties, vote your shares in a manner calculated to most accurately reflect the instructions received from other participants in the ESOP. The same is true of shares not yet placed in anyone’s ESOP account.

     If you do not have any shares allocated to your account in the ESOP as of December 26, 2002, there will be no blue Confidential Voting Instruction card for the ESOP enclosed with this letter.

     Profit Sharing Plan Participants

     Participants with shares in their Profit Sharing Plan Stock Accounts have the right to direct how the Trustee should vote the shares that are held on the participant’s behalf in the Stock Accounts. In general, the Trustee will vote the shares in your Profit Sharing Plan Stock Account FOR and AGAINST each proposal specified on the yellow Confidential Voting Instruction card in the manner that you instruct. For purposes of the Profit Sharing Plan, if you ABSTAIN as to the proposal, or if you do not return your yellow Confidential Voting Instruction card for the Profit Sharing Plan to the Trustee by _________________ , 2003, your instructions will not be counted.

     If you do not have any shares of the Company’s common stock allocated to your Profit Sharing Plan Stock Account as of December 26, 2002, there will be no yellow Confidential Voting Instruction card for the Profit Sharing Plan enclosed with this letter.

* * * * *

     Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed Confidential Voting Instruction card or cards to signify your direction to the respective Trustee. You should then seal the completed card or cards in the enclosed envelope and return it directly to Paul A. Larsen, Secretary and Chief Financial Officer of CoVest Bancshares, Inc. The Confidential Voting Instruction card or cards must be received by the Trustees no later than ____________________, 2003.

     PLEASE NOTE THAT THE VOTING INSTRUCTIONS OF INDIVIDUAL PARTICIPANTS ARE TO BE KEPT CONFIDENTIAL BY THE TRUSTEES, WHO HAVE BEEN INSTRUCTED NOT TO DISCLOSE THEM TO ANYONE AT THE BANK OR THE COMPANY. IF YOU HAVE ANY QUESTIONS REGARDING YOUR VOTING RIGHTS OR THE TERMS OF THE ESOP OR PROFIT SHARING PLAN, PLEASE CALL MR. PAUL A. LARSEN AT (847) 294-6566.

Very truly yours,

THE COMPENSATION COMMITTEE OF COVEST BANCSHARES, INC.

Enclosures